EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-158201 on Form S-8 of our report dated March 24, 2015, relating to the consolidated financial statements of Oak Valley Bancorp appearing in this Annual Report on Form 10-K of Oak Valley Bancorp for the year ended December 31, 2014.

/s/ Moss Adams LLP

Stockton, California

March 24, 2015